Exhibit 99.1
The Trade Desk Announces Nate Olmstead as Chief Financial Officer

Interim CFO Tahnil Davis to Resume Previous Role as Chief Accounting Officer

VENTURA, California – June 1, 2026. The Trade Desk, a leading global advertising technology company, today announced the appointment of Nate Olmstead as Chief Financial Officer, effective July 9, 2026, to drive sustained accelerated growth and scale for the company. Olmstead will report to Jeff Green, The Trade Desk’s CEO and Co-Founder.

“From our earliest days, The Trade Desk has focused on building for the long term — for our clients, our partners and the broader open internet,” said Jeff Green. “Nate deeply understands that mission and brings the experience, rigor and leadership to help guide our next phase of growth. I look forward to having him on our leadership team.”

Olmstead joins from Penguin Solutions, an artificial intelligence infrastructure and technology solutions company, where he was SVP and CFO. Prior to that, he served as CFO of Logitech International S.A., a multinational company. He also held a number of financial leadership roles during his 16 years at Hewlett Packard Company and Hewlett Packard Enterprise.

“The Trade Desk has built a remarkably strong and differentiated business over the past decade, and I admire the commitment to helping shape a better, more open internet,” said Olmstead. “I’m excited to join the team and help support the company’s consistent growth and profitability in the future.”

Tahnil Davis, who served as interim CFO, will continue to serve as Chief Accounting Officer, the title she held before taking on the interim role.

“I’m very appreciative of Tahnil’s continued commitment to The Trade Desk,” said Jeff Green. “She has been a trusted steward of our finances for over a decade, and I look forward to her continuing to serve as our Chief Accounting Officer and an advisor to both myself and Nate.”

An 11-year veteran of the company, Davis will work closely with Olmstead on the transition and report into Olmstead.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn, and YouTube.

Contact

Pat Wentling
Communications
PR@thetradedesk.com

Jake Graves
Investor Relations
IR@thetradedesk.com